EXHIBIT 99.1

[TUPPERWARE LOGO]

World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353


                                 [NEWS RELEASE]


CONTACT: Jane Garrard (407) 826-4522


            TUPPERWARE ANNOUNCES NAME CHANGE TO TUPPERWARE BRANDS AND
        COMPLETION OF ACQUISITION AND FINANCING OF SARA LEE CORPORATION'S
                            DIRECT SELLING BUSINESSES


         ORLANDO, FLA, DECEMBER 5, 2005 -- Tupperware Corporation (NYSE:TUP) announced today that it has changed its corporate name to TUPPERWARE BRANDS CORPORATION from Tupperware Corporation in conjunction with the completion of its acquisition of Sara Lee Corporation's direct selling businesses.

         "This name change will reinforce that we are a multi-brand, multi-category direct sales company," said Rick Goings, Chairman and CEO. "Additionally, it will make it easier for our numerous new beauty companies to communicate that they are part of a family of direct selling companies, including those acquired today from Sara Lee Corporation, and that, in most cases, they will not be selling Tupperware products," Goings continued.

         Sara Lee Corporation's direct selling businesses are concentrated primarily in Latin America and Asia Pacific and sell beauty and personal care products. This acquisition is expected to provide top-line growth opportunity and reduce risk by diversifying the product line to more consumables and balancing geographic contribution. As a result of the transaction, TUPPERWARE BRANDS CORPORATION now has a combined independent sales force of 1.9 million and annualized revenue of $1.8 billion. The purchase price was $556 million, subject to a post-closing working capital adjustment.

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         The acquisition, retirement of $250 million of existing debt and related fees and expenses are being funded through cash on hand and borrowings under the Company's new 5-year $200 million secured revolving credit facility and $775 million secured term loan. The term loan will carry an interest rate of LIBOR plus 150 basis points. Mandatory principal repayments of 0.25% per quarter, or about $2 million are required, with the remaining $723 million due seven years from the date of the closing. The company expects to continue to pay the current annual dividend of 88 cents per share, and the new debt covenant structure allows the payment.

         The Company will be holding a breakfast meeting at the Four Seasons Hotel in New York from 8-10 am on December 13, 2005, to discuss the transition of Sara Lee Corporation's direct selling businesses and provide the 2006 outlook. The meeting will be webcast and archived at www.tupperware.com.

         TUPPERWARE BRANDS CORPORATION is a global direct seller of premium, innovative products across multiple brands and categories through an independent sales force of approximately 1.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through its Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.


         TUPPERWARE BRANDS CORPORATION stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the costs and covenant restrictions associated with financing the acquisition of new businesses and the disruption caused by taking focus from on-going lines of business to integrate acquired businesses into the organization; the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission. The Company does not intend to regularly update forward-looking information.

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